Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter 2024 Financial Results, Dividend Increase

SANTA PAULA, Calif., Sep. 9, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), A global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole today reported its financial results for the fiscal third quarter ended July 31, 2024.

Third Quarter Financial Overview

Introductory Note: In the first quarter of 2024, we concluded that the Fresh Cut (formerly RFG) business meets the requirements to be classified as held for sale and discontinued operations. As a result, the financial results of that business are reported as discontinued operations in this press release. The divestiture of the Fresh Cut business occurred on August 15, 2024. Prior to the decision to divest our Fresh Cut business, the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. The Fresh Cut business unit is no longer included in our Prepared business segment in this press release. Retrospective reclassifications - have been made to prior period financial statements and commentary in this press release to present the Fresh Cut business unit as a discontinued operation. Unless otherwise noted, amounts and commentary included in this press release relate to our continuing operations.

●	Total net sales increased 11.7% to $179.6 million from the prior year quarter
o	Grown segment net sales increased 13.3% to $163.2 million
o	Prepared segment net sales decreased 2.4% to $16.4 million
●	Total gross profit decreased 8.7% to $20.1 million from the prior year quarter
o	Grown segment gross profit decreased $1.2 million to $18.2 million
o	Prepared segment gross profit decreased $0.8 million to $1.9 million
●	Net income of $5.4 million, or $0.30 per diluted share, compared to net income of $8.7 million, or $0.48 per diluted share for the prior year quarter
●	Adjusted net income of $10.2 million, or $0.57 per diluted share, compared to adjusted net income of $7.7 million, or $0.43 per diluted share for the prior year quarter
●	Adjusted EBITDA of $13.5 million compared to $13.0 million for the prior year quarter

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Third Quarter Highlights

●	Third consecutive quarter of year-over-year improvement in adjusted EBITDA
●	Grown gross profit performance is attributed to strong avocado margins despite temporary supply disruptions from Mexico
●	Results include $4.2 million of foreign currency remeasurement loss compared to a $2.0 million gain in the prior year quarter
●	Reduced net debt position by $9.5 million during the third quarter; subsequently retired remaining debt balance using Fresh Cut sale proceeds
●	The Board of Directors increased the cash dividend by $0.10 per share to $0.20 per share to be paid on October 30, 2024, to shareholders of record on October 2, 2024

Calavo Growers, Inc.

Management Commentary

“Our third quarter results reflect continued momentum in our flagship avocado business,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “Despite temporary industry supply disruptions from Mexico during the quarter, we generated strong financial results due to our operational flexibility and our resilient team. Although our guacamole business experienced headwinds from higher fruit input costs compared to the third quarter last year, our volume increased 7% due to our focus on growing the business. I am also pleased to share that we will be launching some exciting, innovative guacamole products during the fourth quarter.

“Our momentum has carried into the fourth quarter, and we look forward to delivering solid financial results for the fourth quarter and fiscal year. We intend to deploy the cash that we generated from the sale of our Fresh Cut business by investing in our core avocado and guacamole businesses and by returning cash to shareholders over time. Given the renewed focus on our core operations, improvements in our financial performance, and our confidence in our operational execution going forward, I am pleased to share that we have doubled the quarterly dividend to $0.20 per share.”

Third Quarter 2024 Consolidated Financial Review for Continuing Operations

Total net sales for the third quarter were $179.6 million, compared to $160.9 million for the same period last year, an increase of 11.7%. Grown segment sales increased 13.3%, and Prepared segment sales decreased 2.4%. The average selling price of avocados in the Grown segment increased by 25% compared to the prior year.

Gross profit for the third quarter was $20.1 million, or 11.2% of net sales, compared to $22.0 million and 13.7%, respectively, for the same period last year. Foreign currency remeasurement gain and loss impacts have been reclassified from cost of sales to a separate financial statement line item on the consolidated statements of operations and have been included as an adjustment to non-GAAP earnings measures for the current quarter and for prior period results. We have begun adjusting our non-GAAP earnings to exclude foreign currency remeasurement gains and losses given volatility in foreign currency. See non-GAAP financial measure below.

Selling, general and administrative (SG&A) expenses for the third quarter totaled $10.5 million, or 5.9% of net sales, compared to $13.0 million and 8.1% of net sales for the same period last year. The decrease versus the prior year was driven primarily by lower compensation expenses, including a variable compensation accrual in the prior year, while non-recurring professional fees associated with our internal investigation increased expenses by $1.4 million. SG&A expenses in the third quarter last year included $1.2 million related to severance and restructuring.

Net income for the third quarter was $5.4 million, or $0.30 per diluted share. This compares with net income of $8.7 million, or $0.48 per diluted share, for the same period last year. The change in net income compared to the prior year is primarily driven by the change in foreign currency remeasurement from gain to loss and the income tax benefit.

Adjusted net income was $10.2 million, or $0.57 per diluted share, compared to adjusted net income of $7.7 million, or $0.43 per diluted share last year.

Adjusted EBITDA was $13.5 million compared to $13.0 million for the same period last year.

On August 15, 2024, the Company closed the sale of its Fresh Cut business for $83.0 million, subject to various closing adjustments. Due to the sale, we evaluated whether it was more likely than not that the carrying value of the Fresh Cut business exceeded its fair value. We determined that it was more likely than not that the fair value was less than the carrying amount of net assets as of July 31, 2024. Based on the results of the impairment analysis, we recorded a goodwill impairment charge of $9.3 million during the quarter ended July 31, 2024, which is included in discontinued operations. In conjunction with the sale, we incurred transaction costs and settled certain retained liabilities, which were primarily labor related, namely for accumulated paid-time-off for transferring employees. The sale is also expected to generate a tax gain driven by book to tax timing differences. Inclusive of the projected impacts of transaction costs, certain retained liabilities, and taxes, we estimate after-tax net cash proceeds from the sale to approximate $75.0 million.

Calavo Growers, Inc.

As previously disclosed, the company voluntarily disclosed to the Securities and Exchange Commission (SEC) and the Department of Justice (DOJ) an internal investigation into potential issues under the Foreign Corrupt Practices Act (FCPA). The company currently is cooperating with, and responding to requests from, the SEC and the DOJ.

Balance Sheet and Liquidity

The Company ended the quarter with $39.0 million of net debt, which included $33.5 million of borrowings under its credit facility and $6.6 million of other long-term obligations and finance leases, less cash and cash equivalents of $1.1 million. The Company reduced its net debt by $9.5 million and had approximately $57.3 million of liquidity as of July 31, 2024. Subsequent to quarter end, we retired the remaining debt balance with proceeds from the sale of the Fresh Cut business.

Segment Performance

Grown

Grown segment gross profit was $18.2 million, a decrease of $1.2 million from the prior year quarter. Avocado prices increased by 25% compared to the third quarter last year while avocado margins improved, which helped to offset an avocado volume decline of 4.5%. The volume decline was partly attributed to the impact of supply disruptions from Mexico during the quarter, which have since been resolved. Our skilled team harnessed our operational flexibility to mitigate the impact of the disruptions for our customers and investors. Gross profit attributed to tomatoes declined versus the prior year on lower volume.

Prepared

Prepared segment gross profit was $1.9 million, a decrease of $0.8 million from the third quarter last year. Gross margin declined to 12% from 16%, primarily driven by higher fruit input costs compared to the third quarter last year. Our efforts earlier in the year to build inventory using lower cost fruit helped to mitigate the impact of higher fruit costs during the quarter. We expect margins in the guacamole business to improve in the fourth quarter as input costs recede. In addition, we plan to launch some innovative new guacamole products during the fiscal fourth quarter that we expect will support growth in fiscal 2025. Overall, we expect sequential improvement in our Prepared business in the fiscal fourth quarter as compared to the third quarter.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted net income (loss) from continuing operations and adjusted net income (loss) from continuing operations per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” EBITDA from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, (7) foreign currency gain (loss) and (8) one-time items. Adjusted EBITDA from continuing operations is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Calavo Growers, Inc.

Adjusted net income (loss) from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, (7) foreign currency loss (gain) and (8) one-time items. Adjusted net income (loss) from continuing operations and the related measure of adjusted net income (loss) from continuing operations per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) from continuing operations affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable from continuing operations to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA from continuing operations, adjusted EBITDA from continuing operations and adjusted net income (loss) from continuing operations may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Calavo Growers, Inc.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs, including but not limited to the new guacamole products referenced in this press release; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT; the impact of other pending and potential internal and external investigations and legal claims; and our ability to realize the expected expense savings from the sale of the Fresh Cut business.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$1,126	$2,091
Restricted cash	—	761
Accounts receivable, net of allowances of $3,253 (2024) and $3,364 (2023)	51,845	33,897
Inventories	31,822	31,571
Prepaid expenses and other current assets	8,855	11,739
Advances to suppliers	12,828	14,684
Current assets held for sale	128,213	37,533
Income taxes receivable	3,611	1,094
Total current assets	238,300	133,370
Property, plant, and equipment, net	55,894	60,924
Operating lease right-of-use assets	19,244	18,357
Investments in unconsolidated entities	2,528	2,902
Deferred income tax assets	3,010	3,010
Goodwill	10,211	10,211
Non-current assets held for sale	—	105,424
Intangibles, net	275	275
Other assets	52,964	52,381
	$382,426	$386,854
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$26,377	$14,788
Trade accounts payable	9,819	5,097
Accrued expenses	16,962	15,809
Current liabilities held for sale	47,254	29,911
Other current liabilities	11,000	11,000
Current portion of term loan	814	647
Current portion of operating leases	3,480	3,663
Current portion of long-term obligations and finance leases	886	831
Total current liabilities	116,592	81,746
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	29,919	35,024
Long-term liabilities held for sale	—	29,295
Long-term portion of term loan	2,804	3,416
Long-term portion of operating leases	18,242	17,328
Long-term portion of obligations and finance leases	4,514	4,645
Deferred income tax liabilities	746	746
Other long-term liabilities	4,432	4,425
Total long-term liabilities	60,657	94,879
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	205,177	210,229
	$382,426	$386,854

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2024	2023	2024	2023

Net sales	$179,596	$160,856	$491,585	$451,898
Cost of sales	159,503	138,852	440,071	403,554
Gross profit	20,093	22,004	51,514	48,344
Selling, general and administrative	10,510	12,994	36,993	37,997
Expenses (recovery) related to Mexican tax matters	225	(1,203)	810	1,231
Operating income	9,358	10,213	13,711	9,116
Foreign currency gain (loss)	(4,203)	2,019	(2,799)	4,435
Interest expense	(833)	(766)	(2,619)	(1,387)
Other income, net	181	177	901	824
Income before income taxes and loss from unconsolidated entities	4,503	11,643	9,194	12,988
Income tax benefit (expense)	1,441	(2,408)	478	(2,851)
Net loss from unconsolidated entities	(579)	(498)	(374)	(398)
Net income from continuing operations	5,365	8,737	9,298	9,739
Net loss from discontinued operations	(6,127)	(2,029)	(10,218)	(9,786)
Net income (loss)	(762)	6,708	(920)	(47)
Add: Net loss (income) attributable to noncontrolling interest	30	(82)	(17)	(390)
Net income (loss) attributable to Calavo Growers, Inc.	$(732)	$6,626	$(937)	$(437)

Calavo Growers, Inc.’s net income (loss) per share:
Basic
Continuing Operations	$0.30	$0.49	$0.52	$0.53
Discontinued Operations	$(0.34)	$(0.11)	$(0.57)	$(0.55)
Net income (loss) attributable to Calavo Growers, Inc	$(0.04)	$0.37	$(0.05)	$(0.02)

Diluted
Continuing Operations	$0.30	$0.48	$0.52	$0.52
Discontinued Operations	$(0.34)	$(0.11)	$(0.57)	$(0.55)
Net income (loss) attributable to Calavo Growers, Inc	$(0.04)	$0.37	$(0.05)	$(0.02)

Number of shares used in per share computation:
Basic	17,801	17,756	17,800	17,746
Diluted	17,842	17,856	17,848	17,835

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

Prior to the decision to divest our Fresh Cut business (formerly RFG), the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. As a result, the Fresh Cut business unit is no longer included in our Prepared business segment, and is not included in the tables below. All segment information included herein reflects these changes.

	Grown	Prepared	Total
	(All amounts are presented in thousands)
Three months ended July 31, 2024
Net sales	$163,218	$16,378	$179,596
Cost of sales	145,043	14,460	159,503
Gross profit	$18,175	$1,918	$20,093

Three months ended July 31, 2023
Net sales	$144,069	$16,787	$160,856
Cost of sales	124,734	14,118	138,852
Gross profit	$19,335	$2,669	$22,004

	Grown	Prepared	Total
	(All amounts are presented in thousands)
Nine months ended July 31, 2024
Net sales	$442,999	$48,586	$491,585
Cost of sales	402,041	38,030	440,071
Gross profit	$40,958	$10,556	$51,514

Nine months ended July 31, 2023
Net sales	$402,119	$49,779	$451,898
Cost of sales	363,120	40,434	403,554
Gross profit	$38,999	$9,345	$48,344

For the three months ended July 31, 2023, intercompany sales and cost of sales of $0.5 million between Grown products and Prepared products were eliminated. For the nine months ended July 31 2024 and 2023, intercompany sales and cost of sales of $0.6 million and $1.2 million between Grown products and Prepared products were eliminated, respectively.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME FROM CONTINUING OPERATIONS

AND EPS FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands, except share and per share amounts)

The following table presents adjusted net income (loss) from continuing operations and adjusted diluted EPS from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations., and Diluted EPS from continuing operations, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended		Nine months ended
	July 31,		July 31,
	2024	2023	2024	2023
Net income from continuing operations	$5,365	$8,737	$9,298	$9,739
Add: Net loss (income) attributable to noncontrolling interest	30	(82)	(17)	(390)
Net income from continuing operations attributable to Calavo Growers, Inc.	5,395	8,655	9,281	9,349
Non-GAAP adjustments:
Non-cash loss recognized from unconsolidated entities (a)	579	498	374	398
Impairment, losses and charges related to property, plant and equipment (b)	—	—	—	235
Restructure costs - consulting, management recruiting and severance (c)	—	1,426	1,037	5,186
Expenses (recovery) related to Mexican tax matters (d)	225	(1,203)	810	1,231
Legal settlement and related expenses (e)	—	—	—	700
Professional fees related to internal investigation (f)	1,395	—	6,431	—
Foreign currency loss (gain) (g)	4,203	(2,019)	2,799	(4,435)
Tax impact of adjustments (h)	(1,601)	325	(2,863)	(829)
Adjusted net income from continuing operations	$10,197	$7,682	$17,869	$11,835

Calavo Growers, Inc.’s continuing operations per share:
Diluted EPS from continuing operations (GAAP)	$0.30	$0.48	$0.52	$0.53
Adjusted net income from continuing operations per diluted share	$0.57	$0.43	$1.00	$0.66

Number of shares used in per share computation:
Diluted	17,842	17,856	17,848	17,835

(a)	For the three months ended July 31, 2024 and 2023, we realized losses of $0.6 million and losses of $0.5 million from Agricola Don Memo. For the nine months ended July 31, 2024 and 2023, we realized losses of $0.4 million and losses of $0.4 million from Agricola Don Memo.
(b)	On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment.
(c)	For the nine months ended July 31, 2024, we incurred $0.9 million in severance and other costs and $0.1 million in stock-based compensation related to the departure of certain members of management.

For the three and nine months ended July 31, 2023, we recorded $0.1 million and $0.8 million in severance costs as part of U.S. restructuring efforts, respectively. For the three and nine months ended July 31, 2023, we incurred $0.9 million in severance and other costs and $0.3 million in stock-based compensation related to the departure of certain members of management. In addition, for the nine months ended July 31, 2023, we incurred $1.2 million in severance and other costs and $1.2 million in stock-based compensation related to the departure of our former Chief Executive Officer. Additionally, for the nine months ended July 31, 2023, we incurred $0.6 million related to the divesture of Salsa Lisa.

Calavo Growers, Inc.

(d)	For the three and nine months ended July 31, 2024, we incurred $0.2 million and $0.8 million of professional fees related to the Mexican tax matters, respectively. For the three and nine months ended July 31, 2023, we recognized a reserve of $0.5 million and $1.6 million related to the Mexican tax matters, respectively.

For the three and nine months ended July 31,2023, we recorded a recovery of $1.7 million related to the interest and inflationary adjustments related to an IVA repayment from Mexican Tax Authority. For the nine months ended July 31, 2023, we recognized a reserve of $1.4 million related to the collectability of IVA receivables.

(e)	For the three and nine months ended July 31, 2023, we accrued $0.6 million in a legal settlement from a dispute from over five years ago connected to an old unused distribution agreement that was entered into over a decade ago. This legal settlement was considered out of the ordinary due to the length it took to settle and since we have not done business with this party for many years. There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.
(f)	For the three and nine months ended July 31, 2024, we incurred $1.4 million and $6.4 million of professional fee expenses related to the internal investigation, respectively.
(g)	Due to the change in the Mexican peso to the U.S. dollar exchange rates, foreign currency remeasurement losses, net of gains, for the three and nine months ended July 31, 2024 were $4.2 million and $2.8 million, respectively. Foreign currency remeasurement gains, net of losses, for the three and nine months ended July 31, 2023 were $2.0 million and $4.4 million, respectively. Foreign currency remeasurement gain and loss impacts have been included as an adjustment to non-GAAP earnings measures for the current quarter and for prior period results. We have begun adjusting our non-GAAP earnings to exclude foreign currency remeasurement gains and losses due to volatility in foreign currency.
(h)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands)

The following table presents EBITDA from continuing operations and adjusted EBITDA from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations, which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2024	2023	2024	2023
Net income from continuing operations	$5,365	$8,737	$9,298	$9,739
Add: Net loss (income) attributable to noncontrolling interest	30	(82)	(17)	(390)
Net income from continuing operations attributable to Calavo Growers, Inc.	5,395	8,655	9,281	9,349
Interest Income	(100)	(117)	(340)	(363)
Interest Expense	833	766	2,619	1,387
Provision for Income Taxes	(1,441)	2,408	(478)	2,851
Depreciation and Amortization	2,011	2,024	6,121	6,048
Stock-Based Compensation	388	893	1,736	4,198
EBITDA from continuing operations	$7,086	$14,629	$18,939	$23,470

Adjustments:
Non-cash (income) loss recognized from unconsolidated entities (a)	579	498	374	(100)
Impairment, losses and charges related to property, plant and equipment (b)	—	—	—	235
Restructure costs - consulting and management recruiting and severance (c)	—	1,096	967	3,626
Expenses (recovery) related to Mexican tax matters (d)	225	(1,203)	810	1,231
Legal settlement and related expenses (e)	—	—	—	700
Professional fees related to internal investigation (f)	1,395	—	6,431	—
Foreign currency loss (gain) (g)	4,203	(2,019)	2,799	(4,435)
Adjusted EBITDA from continuing operations	$13,488	$13,001	$30,320	$24,727

See prior page for footnote references